OCZ TECHNOLOGY TO COMMENCE TRADING ON THE NASDAQ

Solid State Drive (SSD) Company to Start Trading as “OCZ” on April 23, 2010

SAN JOSE, CA—April, 2010—(OTCBB: OCZT), a worldwide leading provider of high-performance solid-state drives (SSDs) and memory modules for computing devices and systems, has been approved to be listed on the NASDAQ Capital Markets and will commence trading its common stock under ticker symbol “OCZ” on Friday, April 23, 2010.

Ryan Petersen, CEO of the OCZ Technology Group, commented: “Trading on the NASDAQ has been a goal of OCZ since we listed in the US, and our approval is a significant milestone for our shareholders.  Our core initiatives are focused on strengthening our position in the burgeoning SSD market, which our recent announcements on retail and enterprise product launches and the signing of distribution partners for our SSD products represent.  We look forward to gaining visibility on the NASDAQ and utilizing the benefits of trading on the exchange.”

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About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (“OCZ”) is a leader in the design, manufacturing, and distribution of high performance and reliable Solid State Drives (SSDs) and premium computer components. OCZ has built on its expertise in high-speed memory to become a leader in the SSD market, a technology that competes with traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well leading-edge computer gaming solutions. For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A – Risk Factors” in Part II in OCZ’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2010. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

Contact:

OCZ Technology Group, Inc.
Ryan Petersen, CEO, 408-733-8400
or
The Investor Relations Group
Investor Relations:
Adam Holdsworth, 212-825-3210
or
Public Relations:
Mike Graff, 212-825-3210